AMENDMENT NUMBER FOUR

                                       TO THE

                             GEORGIA-PACIFIC CORPORATION

                     KEY SALARIED EMPLOYEES GROUP INSURANCE PLAN

                                   POST-1986 GROUP

                             (Effective January 1, 1987)



       Pursuant to the authority granted to Georgia-Pacific Corporation (the

  "Company") to amend the Georgia-Pacific Corporation Key Salaried Employees

  Group Insurance Plan/Post-1986 Group (the "Plan") under Section 6.2 of the

  Plan, effective January 1, 1998, the Plan has been amended to update the eligibility rules and to incorporate long-standing administrative interpretations of certain provisions as follows:

  1)   Section 2.1 of the Plan is amended and restated as follows:

  "2.1 Participation

       "a.  Eligibility Criteria.  All salaried employees who meet the following qualifications on their respective participation effective dates as specified in subparagraph b. below shall become Participants in this

         Plan on such date:

            "i.  The employee is actively at work.

            "ii.  The employee is a non-officer whose rate of annual base salary equals or exceeds $150,000 OR the employee is an officer (other than an assistant officer such as an Assistant Secretary or an Assistant

       Treasurer) of Georgia-Pacific Corporation.

            "iii.  The employee is not eligible to participate in the Georgia-

       Pacific Key Salaried Employees Group Insurance Plan/Pre-1987 Group.

       "b.  Participation Effective Dates.  An employee's participation in this

  Plan shall commence on the earliest applicable participation effective date specified below:

            "i.  Any January 1 on which the employee first meets the eligibility standards of subsection a., in which case coverage for the initial calendar year of coverage shall be determined using the employee's age and rate of annual base salary as of such January 1.

            "ii.  The authorization date of a salary action first increasing a non-officer employee's rate of annual base salary to a level at or above

       $150,000 on a retroactive basis to a date on or before the January 1 next preceding such authorization date, in which case coverage for the initial calendar year of coverage shall be determined using the employee's age and rate of annual base salary as of such January 1.

            "iii.  The date as of which an employee is first elected or appointed an officer (other than an assistant officer such as an

            Assistant Secretary or an Assistant Treasurer) of Georgia-Pacific

            Corporation, in which case coverage for the initial calendar year of coverage shall be determined using the employee's age and rate of annual base salary as of such date of election or appointment.

            "iv.  The date that an employee who is otherwise eligible on one of the participation effective dates described in clauses i. through iii. of this subsection b., but is not then actively at work (the employee's

       "tentative effective date"), returns to work, in which case coverage shall be determined as of the tentative effective date applicable to such employee.  This participation effective date shall be applicable only if the employee maintains a continuous employment relationship with the

       Company and/or its subsidiaries from the tentative effective date through the date specified in this clause iv.

            "c.  Actively at Work.  For purposes of this Plan, an employee will be deemed to be "actively at work" (without limitation) while on vacation and during any period of approved, paid medical leave.


            "d.  Continued Participation.  Subject to the provisions of Sections

       2.3 and 3.3, once an employee has become a Participant in the Plan, the employee shall continue to participate notwithstanding any future failure of employee to meet the minimum qualification requirements for new

       Participants.

            "e.  Basic Life Plan Participation.  Effective on a Participant's

       participation effective date with respect to this Plan, the Participant's coverage under the Company's Basic Life and Accidental Death and

       Dismemberment Plan shall cease."

  2)   The introductory sentence of Section 2.2a. is amended and restated as follows:

            "a.  Normal Coverage.  Each Participant in the Plan will receive death benefit coverage for the calendar year of determination

            (including any partial calendar year of participation) equal to the amount indicated below opposite the Participant's age as of the

            Participant's participation effective date (as defined in Section

            2.1b.) or such other date specified in Section 2.1b. for the initial (full or partial) calendar year of coverage and as of each subsequent January 1 for each subsequent calendar year of coverage:"

3)   The last two sentences of Section 2.2a. are amended and restated to read as follows:

       "The amount of coverage shall be adjusted effective as of each January 1 after the Participant's participation effective date, if necessary, to take account of any increase (including retroactive increases) in the

       Participant's annual base salary in effect as of such January 1 and any change of coverage pursuant to the coverage schedule (using the

       Participant's age on that January 1).  In addition, if a non-officer

       Participant is elected or appointed an officer (other than an assistant officer such as an Assistant Secretary or an Assistant Treasurer),

       his or her coverage shall be modified as of the date of such election or appointment to reflect the employee's then current age and rate of annual base salary,

       provided, however, that in no event shall such employee's coverage for the then current calendar year be reduced.  No adjustment shall be made because of a decrease in the Participant's salary."

  4)   Section 2.3c. is amended by adding the following at the end of the present provision:

       "For purposes of this Section 2.3c., a Participant shall be considered to be totally disabled at a given time if he/she would be deemed to be

       "totally disabled" at such time under the Georgia-Pacific Corporation

       Long-Term Disability Plan for Salaried Employees (whether or not the

       Participant actually participated in that plan at such time).

       Coverage pursuant to this Section 2.3c. will cease when the Participant ceases to be totally disabled, at which time provisions of Section 2.3d.

       will apply as if the employee had then terminated employment."

  5)   Section 2.3d. is amended and restated to read as follows:

            "d.  Upon Separation from Service for Reasons Other Than Disability.

       A Participant terminating employment for reasons other that disability shall continue to be covered by the Plan for thirty-one (31) days following the last day of the month coincident with or next following his/her termination date.  Within the thirty-one (31) day period, the terminating Participant may convert any group insurance covering him/her under this the Plan to an individual life insurance Policy mirroring his/her coverage under the Plan.

  6)   Except as hereinabove and heretofore amended and modified, the Plan as effective as of January 1, 1987 shall remain in full force and effect.

       IN WITNESS WHEREOF, the Company has duly executed this Amendment this

       12th day of November, 1998.

                                GEORGIA-PACIFIC CORPORATION



                                By:_____________________________

                                     A. D. Correll

                                     Chairman and Chief Executive Officer